EXHIBIT 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Generation Income Properties, Inc. (“we” or “our”) common stock, par value $0.01 per share, and warrants to purchase shares of our common stock for $10.00 per shares (the “Warrants”) registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our common stock and Warrants is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation, as amended, and our bylaws, copies of which are incorporated by reference as Exhibits 3.1, 3.1.1, and 3.2, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2021 of which this Exhibit 4.8 is a part.

Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. Our articles of incorporation authorizes our Board to amend our articles of incorporation to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. As of December 31, 2021, we had 2,172,950 shares of common stock issued and outstanding, no preferred stock was issued or outstanding and 1,665,000 Warrants were issued and outstanding.

Common Stock

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GIPR.”  Subject to the preferential rights, if any, of holders of any other class or series of shares of stock and to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, holders of our common stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining shareholders will not be able to elect any directors.

Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our articles of incorporation and the terms of any other class or series of common stock, all of our common stock will have equal dividend, liquidation and other rights.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to this Annual Report on Form 10-K. The Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $10.00 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, in five years after issuance. The Warrants are listed on the Nasdaq Capital Market under the symbol “GIPRW.”

Exercisability. The Warrants are exercisable at any time and at any time up to the date that is five years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the warrant certificate completed and executed as indicated. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.8%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.8% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Warrants is $10.00 per share. The Warrants may be exercised at any time up to the date that is five years after their original issuance. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distribution of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the Warrants first become exercisable, a holder of the Warrants exercises the Warrants and a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Warrants. In addition, after 120 days after the Warrants are issued, any Warrant may be exercised on a cashless basis for 10% of the shares underlying the Warrant if the volume-weighted average trading price of our shares of common stock on Nasdaq is below the then-effective exercise price of the Warrant for 10 consecutive trading days. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise and at our option, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant, with certain limited exceptions (such as the right to receive non-cash dividends), does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Exclusive Forum. All questions concerning the construction, validity, enforcement and interpretation of the Warrants shall be governed by and construed and enforced in accordance with the internal laws of the State of New

York, without regard to the principles of conflicts of law thereof. The Warrant provides that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Although this exclusive forum provision applies to federal securities law claims, the Warrant provides that nothing in the Warrant limits or restricts the federal district court in which a holder of a Warrant may bring a claim under the federal securities laws. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and the Securities Act of 1933, as amended, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by such act or the rules and regulations thereunder. Also, a court may find the exclusive forum provisions in the Warrants otherwise unenforceable with respect to one or more specified types of actions or legal proceedings, and in such case, we may incur additional costs associated with resolving such matters in other jurisdictions.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our articles of incorporation, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our articles of incorporation provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of stock.

Our articles of incorporation also prohibits any person from (i) beneficially owning shares of stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year but otherwise not applying until June 15 of the second year for which we will file tax returns to be taxed as a REIT), (ii) transferring our shares of stock to the extent that such transfer would result in our shares of stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent (10%) or more of the ownership interests in a tenant (other than a taxable REIT subsidiary “TRS”) of our real property within the meaning of Section 856(d)(2)(B) of the Code to the extent the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) beneficially or constructively owning or transferring our shares of stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion, in order to determine or ensure our status as a REIT.

Our Board has waived the ownership limits for the John Robert Sierra Sr. Revocable Family Trust, who currently owns 125,000 shares of our common stock and currently exercisable warrants to purchase 100,000 shares of our common stock. There is no redemption agreement between us and the John Robert Sierra Sr. Revocable Family Trust.

Any attempted transfer of our shares of stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of stock being beneficially owned by fewer than 100 persons will be void from the time of such purported transfer and the proposed transferee will not acquire any rights in such shares.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.